SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)

☐	Definitive Proxy Statement

☒	Definitive Additional Material

☐	Soliciting Material Pursuant to [240.14a-11(c) or 240.14a-1]

STAR GAS PARTNERS, L.P.

(Name of Registrant as Specified in its Charter)

Not applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No filing fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

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[Letterhead of Star Gas Partners, L.P.]

IRIK SEVIN

CHAIRMAN AND CEO

July 2, 2003

Dear Financial Consultant:

Since 1999, when Star Gas Partners, L.P. acquired Petroleum Heat and Power, the nation’s largest distributor of home heating oil, our common unitholders (SGU) have enjoyed a total return of 168% and our senior subordinated unitholders (SGH) have received a total return of 287%.

In June, a proxy statement was mailed to unitholders as Star is seeking their approval to allow for the future issuance of common units in order to repay long-term debt, invest in technology and other capital assets and for general corporate purposes. We wanted to inform you of this process, as you might be receiving inquiries from your clients regarding this matter.

We realize you cannot solicit on behalf of the company, but we kindly request that any questions about the proposals be directed to Georgeson Shareholder Communications, Inc. at 800-960-7546. It is the recommendation of Star’s management and Board of Directors that unitholders vote IN FAVOR of the proposals, which we believe will facilitate Star’s continued growth.

We thank you for your time and look forward to keeping you updated about future developments.

Sincerely,

/S/    IRIK SEVIN

Irik Sevin